Exhibit 99.2

Tesoro Logistics LP Provides Update on THPP Expansion, Announces Binding Open Season on proposed Dunn Center Gathering System in Dunn County, North Dakota

SAN ANTONIO - April 9, 2014 - Tesoro Logistics LP (“TLLP”) is providing an update on the previously announced binding open season by its wholly owned subsidiary Tesoro High Plains Pipeline Company LLC (“THPP”), and announcing another open season on a proposed new THPP gathering system.

Tesoro High Plains Pipeline Expansion Update
The existing open season to assess shipper demand for the proposed expansion of the THPP System concluded on April 4th, 2014, and sufficient interest was received to proceed with phase one of the expansion project. TLLP is currently reviewing the binding bids received as a result of the process and expects to communicate with successful bidders within 30 days.

Dunn Center Gathering System Binding Open Season
Today, THPP is also announcing the launch of a separate binding open season on a proposed new pipeline system in Dunn County, North Dakota (“Dunn Center Gathering System”). The proposed Dunn Center Gathering System will gather crude oil from various points in Dunn County for delivery to a central delivery point at the existing Connolly Station, on THPP’s pipeline system. Construction of the proposed Dunn Center Gathering System is expected to start in the second quarter of 2014 with targeted completion by the end of 2015. The proposed capacity of the gathering system’s main delivery line will depend on shipper commitments, but is estimated to be 40,000 to 60,000 barrels per day; the capacity of individual laterals will depend on shipper interest. The estimated capital investment required by THPP is $140 million to $160 million. The in-service time frames are subject to TLLP obtaining sufficient commitments from shippers as well as regulatory and internal approvals.

The binding open season will commence on April 9, 2014 and will end at 12:00pm CDT on May 12, 2014. Potential shippers with a bona fide interest in receiving firm service that would like to receive copies of the open season information memorandum, a proposed Transportation Services Agreement and proposed tariff(s) must first sign a confidentiality agreement (to be requested by emailing DunnGathering@tsocorp.com). Confidentiality agreements that have been altered or amended in any way (other than by inserting the requested information) will not be accepted by TLLP. During the binding open season, comments, questions or changes to the general terms and conditions of the proposed Transportation Services Agreement, the proposed tariffs, services and/or routes are due at 12:00pm CDT on April 30, and are to be submitted in writing in the relevant documents.

More information about the binding open season for the Dunn Center Gathering System is available by contacting Greg Henderson, Senior Director of Logistics Development, at (210) 626-4585 or via email at DunnGathering@tsocorp.com.

The THPP System
The THPP System is a common carrier transporting crude oil to Tesoro’s Mandan, N.D. refinery as well as outbound delivery points at Richey Station in eastern Montana, Dry Fork Station, Enbridge Beaver Lodge and Stampede, N.D. Pursuant to a separately announced and current open season incremental capacity will be added for deliveries from Johnson’s corner to points north of Lake Sakakawea.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the expectation of completion timeframes, capital investment requirements and capacities of the Dunn Center Gathering System; and the addition of incremental capacity to the THPP system as a result of the separately announced and current open season.  For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702